Exhibit (2)(k)(2)

One Vanderbilt Avenue • Suite 3400

New York • NY 10017

Tel (212)813-4979

EXPENSE LIMITATION AGREEMENT

July 14, 2023

Carlyle Credit Income Fund

One Vanderbilt Avenue

New York, NY 10017

Dear Ladies and Gentlemen:

Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), as investment adviser to Carlyle Credit Income Fund (the “Fund”) agrees on a monthly basis to irrevocably waive its base management fees and/or reimburse the Fund’s operating expenses (each such waiver or reimbursement, an “Expense Payment”) to the extent that the Fund’s annualized operating expenses in respect of the relevant month exceed 2.5% of the Fund’s average daily net assets (the “Expense Limitation”). This agreement (“Agreement”) shall commence on the date first set forth above. This Agreement shall continue in effect until ending on the earlier of (i) four quarters after the date of this Agreement or (ii) the date on which at least 75% of the Fund’s gross assets are invested in collateralized loan obligation equity and debt investments.

For purposes of this Agreement, the Fund’s annualized operating expenses shall not include (i) expenses directly related to the costs of making investments, including interest and structuring costs for borrowings and line(s) of credit, taxes, brokerage costs, the Fund’s proportionate share of expenses related to co-investments, litigation or extraordinary expenses, (ii) incentive fees, (iii) expenses related to equity or debt offerings, and (iv) expenses associated with that certain Transaction Agreement dated January 12, 2023 between CGCIM and the Fund, including expenses related to the Liquidation as defined therein. Any amounts waived or reimbursed hereunder shall not be subject to recoupment by CGCIM.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the 1940 Act, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto. Subject to approval by CGCIM, this Agreement may be amended by the Fund’s Board of Trustees without the approval of Fund shareholders.

Very truly yours,

Carlyle Global Credit Investment Management L.L.C.

By:	/s/ Justin Plouffe
Name:	Justin Plouffe
Title:	Managing Director and Deputy Chief Investment Officer

[Signature Page to Expense Limitation Agreement]

Carlyle Credit Income Fund

By:	/s/ Lauren Basmadjian
Name:	Lauren Basmadjian
Title:	Principal Executive Officer

[Signature Page to Expense Limitation Agreement]